Exhibit 99.1

BIMINI CAPITAL MANAGEMENT COMPLETES TENDER OFFER WITH
PREFERRED TERM SECURITIES XX, LTD.

VERO BEACH, FL (October 21, 2009) — Bimini Capital Management, Inc. (OTCBB: BMNM) (“Bimini Capital” or the “Company”), a real estate investment trust (“REIT”), today announced that its tender offer (the “Offer”) to purchase $24 million in liquidation preference amount of trust preferred capital securities (“TruPS”) issued by Bimini Capital Trust II in October of 2005 was accepted on October 15, 2009, by Preferred Term Securities XX, Ltd., a collateralized debt obligation collateralized by, among other securities, the TruPS (“PreTSL XX”).  Pursuant to the Offer, Bimini Capital acquired the TruPS from PreTSL XX on October 21, 2009, for $10.8 million in cash, or $450 per $1,000 in principal amount of TruPS held by PreTSL XX.  In conjunction with the Offer, Bimini Capital offered separate consideration to the holders of PreTSL XX’s Class A-1 Senior Notes and to the holders of PreTSL XX’s Class A-2 Senior Notes, which, taken together, constitute the most senior class of holders of PreTSL XX’s capital structure and were the only holders entitled to vote on the Offer, in exchange for their consent to direct the trustee of PreTSL XX to accept the Offer (the “Consenting Senior Holders”).  In addition to the $10.8 million it paid for the TruPS, Bimini Capital expects to pay separate consideration to the Consenting Senior Holders of approximately $3.3 million, or $8.635 per $1,000 in principal amount of Senior Notes held by each Consenting Senior Holder who requested such consideration.  Bimini Capital estimates that its cost for the transaction taken as a whole will total approximately $14.4 million.  Following Bimini Capital’s acquisition of the TruPS, the TruPS will be cancelled.  In connection with the TruPS cancellation, Bimini Capital will cancel $24.74 million of its junior subordinated notes issued to Bimini Capital Trust II and anticipates recognizing a gain of approximately $9.6 million on the early extinguishment of this debt.  Hexagon Securities LLC assisted Bimini Capital in the tender offer vote solicitation process.

About Bimini Capital Management
Bimini Capital Management, Inc. is a REIT that invests primarily, but not exclusively, in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Forward-Looking Statements
Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good-faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com